SEPARATION AGREEMENT AND RELEASE

This Confidential Separation and Release Agreement ("Agreement") sets forth the agreement reached concerning the separation of Peter Kuipers (herein referred to as "you," "your" or similar words, as the context requires) from employment with Clover Health LLC, Clover Health Labs LLC and/or one of their affiliates (collectively, "Clover Health" or the "Company").

WHEREAS, your employment with the Company is ending effective April 24, 2026, (the "Separation Date"), and thereafter you no longer will be employed with the Company;

WHEREAS, you and the Company desire to end your employment relationship amicably, and settle, compromise and resolve any and all claims and disputes, whether known or unknown, which you may have against the Company at any time up to and including the date you sign this Agreement; and

WHEREAS, you and the Company are parties to the following employment-related agreements: (1) an employment agreement, dated as of April 15, 2024 (your "Employment Agreement"); (2) a nondisclosure, confidentiality, and nonsolicitation agreement, dated as of April 16, 2024 (your "Confidentiality Agreement"); and (3) a mutual agreement to arbitrate all claims, dated as of April 16, 2024 (your "Arbitration Agreement").

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, you and the Company agree as follows:

1. Accrued Benefits. In accordance with the terms of your Employment Agreement, and regardless of whether you sign this Agreement, (a) the Company will pay you all accrued but unpaid base salary through the Separation Date, with such payment to be made within thirty (30) days after the Separation Date; (b) the Company will reimburse you for all outstanding and unpaid business expenses described in Section 4 of your Employment Agreement, with such reimbursement to occur within thirty (30) days after the Separation Date; and (c) the Company will provide such other vested benefits that you have earned under any Company-provided plans, policies, and arrangements, in each case, in accordance with the governing documents of such plans, policies, and arrangements.

2. Termination Benefits. Provided that (i) you execute this Agreement within twenty-one (21) days of receipt, (ii) re-execute this Agreement on the Separation Date (if you choose to execute this Agreement prior to the Separation Date), (iii) allow this Agreement to become irrevocable, and (iv) continue to comply with the terms of this Agreement, the Company will provide you with the following termination benefits (collectively, the "Termination Benefits"):

a. Severance Payment. The Company will pay you $1,023,750.00 (the "Severance Payment"), representing the sum of (i) twelve (12) months of your base salary and (ii) your target annual cash bonus for 2026. The Severance Payment will be paid in a one-time, lump sum payment and payable no later than the second regularly scheduled Company payroll date after the Effective Date (as defined in Section 4(b)).

b. COBRA. If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, the Company will pay the premiums for such coverage (at the coverage levels in effect immediately prior to the Separation Date) until the earlier of (i) the first anniversary of the Separation Date or (ii) the date upon which you and your eligible dependents become covered under similar plans. The payments will be made by the Company commencing on the Effective Date and will be taxable to the extent required to avoid adverse consequences to you or the Company under Section 105(h) of the U.S. Internal Revenue Code of 1986, as amended, or the Patient Protection and Affordable Care Act of 2010. You will receive information from our COBRA administrator detailing your rights under COBRA and procedures for electing COBRA continuation coverage.

c. Treatment of Long-Term Incentive Awards.

i RSU Awards. You have been granted two restricted stock unit awards by the Company (together, your "RSU Awards"), including: (A) an RSU Award granted in respect of 6,849,315 shares of the Company's Class A common stock ("Shares") on April 29, 2024, the remaining portion of which currently vests in quarterly installments on January 29, April 29, July 29, and October 29 of each year (ending on April 29, 2028), subject to your continued service through the applicable vesting date, and (B) an RSU Award granted in respect of 326,647 Shares on May 19, 2025, the remaining portion of which currently vests in quarterly installments on February 19, May 19, August 19, and November 19 of each year (ending on May 19, 2029), subject to your continued service through the applicable vesting date. Notwithstanding anything to the contrary in the documents governing your RSU Awards, your RSU Awards will continue to vest, and you will continue to be eligible to receive the underlying Shares in settlement on or following such vesting dates that occur in the normal course through the first anniversary of the Separation Date, despite your termination of employment, and such settlements will occur in accordance with the terms and conditions of the documents governing your RSU Awards. Except as otherwise provided above, you will forfeit your RSU Awards for no consideration, and have no other rights in respect of your RSU Awards, as of the Separation Date.

ii MIP Award. You have also been granted an award under the Company's cash-based management incentive plan for 2025 (your "MIP Award"). Your MIP Award is payable in three installments based on the Company's achievement of specified goals over two one-year measurement periods, January 1, 2025 – December 31, 2025 and January 1, 2026 – December 31, 2026, and a time-based vesting period, January 1, 2027 – December 31, 2027,

subject to your continued employment through each applicable payment date. Notwithstanding any terms of your MIP Award to the contrary, the Company will pay you the installment of your MIP Award that would have been paid in respect of the January 1, 2026 – December 31, 2026 measurement period, despite the termination of your employment, with the amount of such payment (if any) determined in the same manner as is being used for other then-current executive officers of the Company based on the portion of your MIP Award target amount applicable to that measurement period and the Company's actual performance relative to its performance goals for that measurement period. The Company will pay you this installment (if any) at the same time payments are made to the Company's then-current executive officers (and, in any event, on or prior to March 15, 2027). Except as otherwise provided above, you will forfeit your MIP Award for no consideration, and have no other rights in respect of your MIP Award, as of the Separation Date.

3. General Release of Claims. You agree to release and forever discharge the Company, the Company's affiliates, subsidiaries, parents, predecessors, successors and assigns, and the current and former officers, directors, shareholders, agents, employees, counsel and insurers of each of them (together, the "Released Parties") from any and all claims you may have or have had against any of the Released Parties arising prior to or on the dates you execute this Agreement, including without limitation any and all claims arising out of your employment with the Company and/or the termination of that employment. You understand and agree that this release is intended to waive all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise. This release includes any and all causes of actions or claims you have had, now have, or may have up to the dates you execute this Agreement including, without limitation, any claims arising pursuant to the California Labor Code, the California Fair Employment and Housing Act, the California Constitution, the California Business and Professions Code, the California Family Rights Act, the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Family and Medical Leave Act, and the Americans with Disabilities Act (all as amended), and/or any and all other common, federal, state, and local laws, regulations, rules, and ordinances. You also waive any claim to reinstatement or re-employment with the Company following your Separation Date.

You agree and acknowledge that you are releasing claims that you know about and claims that you may not know about at this time. Because this release specifically covers unknown claims, you waive any rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

You expressly acknowledge and represent that you have received all wages, benefits, compensation, reimbursements, vacation and paid time off, or any other remuneration to which you were entitled as an employee of the Company and are not currently aware of any facts or circumstances constituting a claim or cause of action you could bring for violation of the Fair Labor Standards Act ("FLSA") or any other federal, state or local constitution, statute, rule, regulation, or common law that applies to your employment relationship. You expressly acknowledge and represent that no one has interfered with your ability to report possible violations of any law and it is Released Parties' policy to encourage such reporting. You further acknowledge and represent that you have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury.

No claim of any sort is exempt from the above release, except: (i) claims that the law does not allow you to waive by signing this Agreement, such as claims under Labor Code Section 2802, claims for workers' compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers' compensation claim), claims for unemployment benefits, or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan; (ii) claims in regard to your rights to severance, compensation or benefits provided under this Agreement; (iii) claims in regard to your equity awards to the extent such awards remain outstanding as set forth in this Agreement; (iv) rights to indemnification, advancement of expenses, or coverage under a directors and officers liability insurance policy as set forth in Section 11; (v) any unreimbursed business expenses incurred prior to the Separation Date; and (vi) any rights or claims that arise after the date you sign and re-execute this Agreement. For the purpose of implementing a full and complete release, you expressly acknowledge that the release given in this Agreement is intended to include, without limitation, claims that you did not know or suspect to exist in your favor at the time of the date of your execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with which they might be based, would have materially affected the settlement of this matter; and that the consideration provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

4. Older Workers' Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised to consult with an attorney before executing this Agreement.

a. Acknowledgments/Time to Consider. You acknowledge and agree that (i) you have read and understand the terms of this Agreement; (ii) **you have the right to and have been advised in writing to consult with an attorney before executing this Agreement**; (iii) you have had the opportunity to obtain and consider such legal counsel as you deem necessary; (iv) you have been given twenty-one (21) days to consider whether or not to enter into this Agreement (although you may elect not to use the full 21-day period at your option); and (v) by signing this Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.

b. Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth (8th) day after you sign and re-execute this

Agreement. In other words, you may revoke your acceptance of this Agreement within seven (7) days after the date you re-execute it. Your revocation must be in writing and sent via email to the Company's Chief People Officer, Rachel Fish, at email address rachel.fish@cloverhealth.com by the end of the seventh (7th) day in order to be effective. If you do not revoke acceptance within the seven (7) day period after you re-execute this Agreement, your acceptance of this Agreement shall become binding and enforceable on the eighth (8th) day after you re-execute it ("Effective Date").

c. Preserved Rights. This Agreement does not waive or release any rights or claims that you may have under the ADEA that arise after dates that you execute this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement's waiver and release of claims under the ADEA.

5. Restrictive Covenants. You agree and acknowledge that, notwithstanding anything stated in this Agreement, you shall remain bound by the terms of your Confidentiality Agreement and any other agreement relating to confidentiality, intellectual property, or inventions that you executed prior to commencing employment with the Company, or during your employment with the Company, and any Company policies concerning confidentiality, intellectual property, or inventions that were in force at the time of your separation.

a. Non-Litigation Covenant. You further agree not to sue Company or any Released Party with regard to any claim released in Section 4 of this Agreement. You understand that the provisions of this Agreement shall not be construed as preventing you from filing a charge with or cooperating or participating in any investigation or proceeding conducted by any Federal, state or local governmental agency or commission ("Government Agencies"), notwithstanding any provisions of this Agreement or any other agreement, policy, or procedure to the contrary. Both parties acknowledge that this Agreement does not limit your right to communicate with Government Agencies, including filing or participating in an investigative proceeding. Such communication, whether initiated by you or an agency, is not limited by this Agreement. You acknowledge and understand that nothing herein is intended to impair your right to receive an award from any Government Agencies for information provided under any whistleblower or similar program.

b. Waiver of Relator Recovery. To the fullest extent permitted by law, you further agree to release, waive, and forever discharge your right to any portion of any settlement, judgment, or other recovery as a Relator under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730, or analogous state false claims acts, in any lawsuit arising from, or in any way related to, any transactions or occurrences involving the Company, and other companies the Company dealt with, their affiliated or related entities through common identity of ownership (in whole or in part) from the beginning of time until the present, including but not limited to, any right to receive expenses, attorneys' fees, and costs under 31 U.S.C. § 3730(d) or analogous state laws.

6. Confidential Information. You acknowledge that during your employment you have learned Confidential Information relating to the business conducted and to be conducted by the Company. Except as expressly provided herein, you agree that you have not and will not disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Agreement, "Confidential Information" means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company's competitors and includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. Confidential Information shall not, however, include any general know-how or skills that you possess whether obtained through your employment at the Company or elsewhere. Confidential Information also does not include information that (a) is publicly known or becomes publicly known through no fault of yours, or (b) is generally or readily obtainable by the public. You understand that your obligations related to Confidential Information are in addition to, and not in lieu of, your obligations with regard to the protection of the Company's trade secrets under the law governing misappropriation of the Company's trade secrets, and any other agreements you may have with the Company of similar subject matter.

You may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, in the event you file a lawsuit against the Company for retaliation by the Company against you for reporting a suspected violation of law, you understand that you have the right to provide trade secret information to your attorney and use the trade secret information in the court proceeding, although you must file any document containing the trade secret under seal and you may not disclose the trade secret, except pursuant to court order.

By signing this Agreement, you represent and warrant that you will not and have not disclosed any Confidential Information to a third party, or, except as permitted, consistent with Company policy, with respect to your personal mobile device(s) used for business purposes, sent/downloaded any Confidential Information to your personal email account(s), personal computer(s), personal mobile device(s), and/or external and removable thumb or flash drives. Insofar as you have printed any Confidential Information or sent/downloaded any Confidential Information on your personal mobile device(s), you represent and warrant that you have shredded and/or deleted all such information upon termination of your employment.

PROTECTED RIGHTS: Nothing in this Agreement is intended to waive claims: (a) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (b) that may arise after the parties sign this Agreement; or (c) which cannot be released by private agreement.

In addition, nothing in this Agreement including but not limited to the release of claims, cooperation, non-disparagement, covenant not to sue, acknowledgements and

representations, shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, other unlawful workplace harassment, retaliation or discrimination or waives your right to participate in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged harassment, discrimination or retaliation on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or shall prevent you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employees, although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited.

6. No Recognition of Wrongdoing. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company. You represent that, as of the date(s) you sign this Agreement, you have not engaged in any activity that would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. You further represent that you have complied with any existing obligations up through the date(s) of your signing this Agreement.

7. Non-Disparagement. You agree that you will not knowingly make any maliciously disparaging and/or defamatory statements about the Company's current or former customers, contractors, vendors or employees to the media or to any other person, including on social media. A maliciously disparaging statement is any communication without factual basis that, if publicized, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. You also agree not to knowingly make any defamatory statements about the Company to the media or to any other person, including on social media. However, nothing in this Agreement shall prohibit you from providing truthful disclosures to an appropriate Government Agency, arbitrator or court related to alleged violations of law. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company will instruct the members of its Board of Directors and executive officers that they may not knowingly make any maliciously disparaging and/or defamatory statements about you to the media or to any other person, including on social media. However, nothing in this Agreement shall prohibit the members of the Company's Board of Directors, executive officers, or any other representative or employee of the Company from providing truthful disclosures to an appropriate Government Agency, arbitrator or court related to alleged violations of law.

8. No Pending Claims. Except as expressly permitted by this Agreement, you represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

9. Return of Materials. No later than the Separation Date, you represent that you will return to the Company, and not retain in any form or format, all Company documents and other Company property that you had in your possession at any time. You also represent that, no later than the Separation Date, you will return all Company laptops, iPads, iPhones, credit cards, entry cards, identification badges and keys, and all other Company equipment that you had in your possession at any time. You also represent that, no later than the Separation Date, you will use good faith, reasonable efforts to permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images containing Confidential Information of the Company.

10. Resignation from Positions. As of the Separation Date, you will be deemed to have resigned from all positions you hold as an officer or director of the Company or any of its subsidiaries or affiliates. You also agree to execute such additional writings as are required to effectuate the foregoing.

11. Indemnification; D&O Insurance. The Company will continue to indemnify you to the maximum extent permitted by applicable law and the Company's Bylaws with respect to your service as a director or officer of the Company, and you will also continue to be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. For purposes of clarity, the obligations of the Company contained in this paragraph will continue to apply through the Separation Date, and your rights to indemnification in respect of your service as an officer will survive following the Separation Date as set forth in this paragraph.

12. Cooperation. Following the Separation Date, upon reasonable request from the Company, you will respond and provide information with respect to matters in which you have knowledge as a result of your services to the Company, will provide reasonable assistance to the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your employment with the Company through the Separation Date. Any cooperation requested pursuant to this paragraph will be provided at a mutually acceptable time and will not unreasonably interfere with your future employment or professional activities. The Company will, to the extent not prohibited by law, reimburse you for reasonable documented out-of-pocket expenses incurred by you as a result of this cooperation.

13. Remedies for Breach. If you have breached any provision of this Agreement, the Company may immediately cease any payments pursuant to this Agreement, and you shall be required to reimburse the Company for all amounts paid to you under this Agreement, except for $1,000 of the payment made under Section 2(a) of this Agreement. Any and all such disputes

between you and the Company shall be resolved by binding arbitration in accordance with your Arbitration Agreement. By your signature below, you represent that as of the date that you execute this Agreement, you have not breached any obligations or covenants contained in this Agreement. Further, except in the case of a legal action by you challenging or seeking a determination in good faith of the validity of the ADEA waiver, if either party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such action.

14. Controlling Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without reference to principles of conflict of laws that would require application of the law of another jurisdiction.

15. Entire Agreement. This Agreement, together with your Confidentiality Agreement, your Arbitration Agreement, and any other agreement referenced in Section 5 (Restrictive Covenants), (a) constitute the entire agreement between the Company and you regarding the separation of your employment, (b) survive the termination of your employment, and (c) supersede and cancel all prior and contemporaneous written and oral agreements, if any, except as specifically provided for herein. You affirm that, by entering into this Agreement, you are not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

16. Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

17. Withholding. Any compensation paid or provided to you under this Agreement will be subject to any applicable federal, state or local income and employment tax withholding requirements.

18. Representation. You agree that no promise or inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement.

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: 4/3/2026

/s/ Peter Kuipers

Peter Kuipers

AGREED TO AND ACCEPTED:	**Clover Health**
Dated: 4/2/2026	By: /s/ Rachel Fish
	Its: Chief People Officer

RE-EXECUTION OF AND RATIFICATION OF SEPARATION AGREEMENT AND RELEASE SIGNED ON SEPARATION FROM EMPLOYMENT

I HEREBY RE-EXECUTE AND REAFFIRM ALL WAIVERS, RIGHTS, AND OBLIGATIONS SET FORTH IN THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE THAT I SIGNED ABOVE, INCLUDING THE TIME TO CONSIDER IT, AND VOLUNTARILY AGREE TO ALL OF ITS TERMS IN EXCHANGE FOR THE TERMINATION BENEFITS.

Dated: 4/24/2026

/s/ Peter Kuipers
Peter Kuipers

AGREED TO AND ACCEPTED:

Dated: 4/24/2026

By: /s/ Rachel Fish

Its: Chief People Officer